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                                                                    Exhibit 99.1

Contact:  Betty Feezor                                     For Immediate Release
          404-728-2363                                     ---------------------

                          NDCHEALTH ANNOUNCES CHANGE OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         ATLANTA, March 27, 2002 --- NDCHealth Corporation (NYSE: NDC) announced today that its Board of Directors and its Audit Committee decided to no longer engage Arthur Andersen LLP as the Company's independent public accountants. Arthur Andersen recently completed the SAS 71 Review for NCDHealth's third fiscal quarter ended March 1, 2002. NDCHealth filed its third quarter report on Form 10-Q with the Securities and Exchange Commission on March 22, 2002.

         Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During NDCHealth's two most recent fiscal years and through the filing date of its third quarter 10-Q, there were no disagreements with Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on NDCHealth's consolidated financials statements. There were no reportable events, as listed in Item 304 (a) (1) (v) of Regulation S-K.

         NDCHealth is currently conducting a review to select a new independent public accountant to perform its fiscal 2002 audit.

         Chief Executive Officer Walter Hoff said, "We want to thank Arthur Andersen for their many years of service to NDCHealth. Our Atlanta audit team has always provided us quality service with a high degree of professionalism."

         NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

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